EXHIBIT 107.1

Calculation of Filing Fee Tables

FORM S–8

(Form type)

CROWN HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Table 1: Newly Registered and Carry Forward Securities

Equity	Common Stock reserved for issuance pursuant to the Plan	Other (2)	2,750,000 (3)	$79.73	$219,257,500	0.00011020	$24,162.18

							—

Carry Forward Securities

Total Offering Amounts							$24,162.18

Total Fees Previously Paid

Total Fee Offsets							—

Net Fee Due							$24,162.18

(1)

Pursuant to Rule 416 under the Securities Act, this Registration Statement shall also cover any additional shares of Common Stock of the Registrant that become issuable under the Plan by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of shares of the Registrant’s outstanding Common Stock.

(2)

Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and Rule 457(h) of the Securities Act. The price per share and aggregate offering price are calculated on the basis of the average of the high and low price per share of the Registrant’s Common Stock on November 11, 2022, as reported on the New York Stock Exchange.

(3)

Represents shares of Common Stock issuable pursuant to the Plan being registered herein, which shares consist of shares of Common Stock reserved and available for delivery with respect to awards under the Plan, shares of Common Stock that may again become available for delivery with respect to awards under the Plan pursuant to the share counting, share recycling and other terms and conditions of the Plan.